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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                (Amendment No.  2  )*
                                              ------


                             Comair Holdings Incorporated
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                       199789108
                                     ------------
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

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CUSIP No. 199789108                   13G                 Page  2  of  4 Pages
          ---------                                            ---    ---

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1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nicholas-Applegate Capital Management
     #33-0124536
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  / /
                                                           (b)  /X/
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3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California

-------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
   NUMBER OF                      0
    SHARES                   --------------------------------------------------
 BENEFICIALLY                6    SHARED VOTING POWER
  OWNED BY                        0
    EACH                     --------------------------------------------------
  REPORTING                  7    SOLE DISPOSITIVE POWER
   PERSON                         0
    WITH                     --------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0%
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12   TYPE OF REPORTING PERSON*
     IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

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                                        - 3 -

Item 1(a)     Name of Issuer:

              Comair Holdings Incorporated

Item 2(b)     Address of Issuer's Principal Executive Office:

              P.O. Box 75021, Cincinnati International Airport, Cincinnati, OH 45275

Item 2(a)     Name of Person Filing:

              Nicholas-Applegate Capital Management

Item 2(b)     Address of Principal Office:

              600 West Broadway, 29th Floor, San Diego, CA 92101

Item 2(c)     Citizenship:

              Nicholas-Applegate Capital Management is a California limited partnership.

Item 2(d)     Title of Class of Securities:

              Common Stock

Item 2(e)     CUSIP Number:

              199789108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

              . . . .
              (e) [X] . . .  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.       Ownership:

              (a)  Amount Beneficially Owned:  0

              (b)  Percent of Class:  0%

              (c)  Number of Shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  0

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                                        - 4 -

              (ii)  shared power to vote or to direct the vote:  0

              (iii) sole power to dispose or to direct the disposition of:  0

              (iv)  shared power to dispose or to direct the disposition of:  0


Item 5.  Ownership of Five Percent or Less of a Class:

         (Not Applicable)

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         (Not Applicable)

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         (Not Applicable)

Item 8.  Identification and Classification of Members of the Group:

         (Not Applicable)

Item 9.  Note of Dissolution of the Group:

         (Not Applicable)

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               /s/ Todd L. Spillane
Dated:  May 12, 1997                           ---------------------------------
                                                    Todd L. Spillane
                                                    Director of Compliance